EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Option Plan for Employees and the 2004 Employee Stock Option Plan for Employees of United Microelectronics Corporation of our report dated June 10, 2005, with respect to the consolidated financial statements of United Microelectronics Corporation included in its Annual Report (Form 20-F) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Diwan, Ernst & Young

Taipei, Taiwan

Republic of China

July 25, 2005